Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) dated September 29, 2025, relating to the financial statements of GigCapital8 Corp., which appears in such Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-289479). We also consent to the reference to us under the heading “Experts” in such Registration Statement (No. 333-289479).

/s/ BPM LLP

San Jose, California

October 3, 2025